EXHIBIT 2- SUB-ADVISORY AGREEMENT WITH PHILADELPHIA INVESTMENT MANAGEMENT

                              NOAH INVESTMENT GROUP
                        SUB-INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is made as of the 1st day of July, 2002, between the NOAH Investment Group (the "Company"), Polestar Management Company, Inc. a registered investment adviser and Investment Adviser to each series of the Company (the "Fund Manager") and Philadelphia Management Group, a _______________ organized and operating under the laws of the state of
     ______________ (the "Sub-Adviser").

                                    RECITALS

     WHEREAS, the Company is organized under the laws of the state of Maryland as a corporation operating and registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company is authorized by its Articles of Incorporation and by-laws to issue separate Portfolios of shares representing interests in separate investment portfolios (the "Portfolios");

     WHEREAS, The Company has authorized the issuance of shares of beneficial interest in, among others, two Portfolios known as the NOAH Large-Cap Value Fund and the NOAH Equity & Income Fund (each a "Fund" and together the "Funds");

     WHEREAS, Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Adviser's Act") and engages in the business of asset management;

     WHEREAS, the Company has retained Fund Manager to furnish investment advisory services to each Fund, pursuant to a written agreement for such services;

     WHEREAS, the Fund Manager desires to retain Sub-Adviser to furnish day-to-day investment advisory services to each Fund pursuant to the terms and conditions of this Agreement, Sub-Adviser is willing to so furnish such services, and the Company has approved such engagement;

     NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.   Appointment
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     The Company and Fund Manager hereby appoint the Sub-Adviser to provide day-to-day investment advisory services to each Fund for the periods and on the terms set forth in this Agreement. Sub-Adviser accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.   Delivery of Documents
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     The Company and/or Fund Manager have furnished Sub-Adviser with properly certified or authenticated copies of each of the following:

     a. The Company's Articles of Incorporation as filed with the state of Maryland;

     b.   The Company's By-Laws;

     c. Resolutions of the Company's Board of Directors authorizing the appointment of Sub-Adviser and approving this Agreement;

     d. The Company's most current Registration Statement on form N-1A promulgated under the 1940 Act and under the Securities Act of 1933, as amended (the "1933 Act");

     e.   The  Company's   current   Prospectus   and  Statement  of  Additional
          Information (together called the "Prospectus")

     f. All compliance policies and/or procedures adopted by the Board of Directors of the Company that are applicable to the operations of the Fund.

     The Company and/or Fund Manager will furnish Sub-Adviser with properly certified or authenticated copies of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the SEC and/or state authorities, or at such time as officially adopted by the Board of Directors of the Company.

3.   Management
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     Subject to the supervision of the Company's Board of Directors and Fund Manager, Sub-Adviser will provide a continuous investment program for each Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in each Fund. Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by each Fund. Sub-Adviser will provide the services under this Agreement in accordance with each Fund's investment objectives, policies and restrictions as such are set forth in each Fund's prospectus from time to time. Sub-Adviser further agrees that it:

     (a) Will conform its activities in all material respects to all applicable rules and regulations adopted by the U.S. Securities and Exchange Commission (the "SEC") and will, in addition, conduct its activities under this agreement in accordance with the regulations of any other federal and state agency which may now or in the future have jurisdiction over its activities under this Agreement;

     (b) Will place orders pursuant to its investment determinations for each Fund either directly with the respective issuers or with any broker or dealer. In placing orders with brokers or dealers, Sub-Adviser will attempt to obtain the best net price and the most favorable execution of its orders under the circumstances. Consistent with this obligation, when Sub-Adviser believes two or more brokers or dealers are comparable in price and execution, Sub-Adviser may prefer: (I) brokers and dealers who provide Sub-Adviser with research advice and other services, or who recommend or sell Company shares, and (II) brokers who are affiliated with the Fund(s), Adviser, and/or Sub-Adviser; provided, however, that in no instance will portfolio securities be purchased from or sold to Sub-Adviser in principal transactions. The Board of Directors of the Company has adopted procedures pursuant to Rule 17a-7 and Rule 17e-1 with respect to transactions between the Fund and affiliated persons and the Fund and Affiliated broker/dealers, respectively; and

     (c) Will provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of each Fund.

4.   Services not Exclusive
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     (a) SERVICES TO OTHER FUNDS. The advisory services to be furnished by Sub-Adviser hereunder are not to be considered exclusive, and Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not materially impaired thereby; provided, however, that without the written consent of the Company's Board of Directors, which consent will not be unreasonably withheld, Sub-Adviser will not serve as an investment advisor to any other registered management investment company having a fund that invests a majority of its assets in the stocks substantially identical to either Fund.

     (b) STATUS OF SUB-ADVISER. Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and not an agent for the Company, the Funds or the Fund Manager and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company, Fund or Fund Manager in any way.

5.   Books and Records
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     In compliance with Rule 31a-3 promulgated under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the benefit of each Fund are the property of the Funds and further agrees to surrender promptly to the Fund(s) any of such records upon the Fund's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 promulgated under the 1940 Act, the records required to be maintained by it pursuant to Rule 31a-1 promulgated under the 1940 Act resulting from the services to each Fund provided by Sub-Adviser pursuant to Section 3 of this Agreement.

6.   Expenses
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     During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its investment advisory services furnished to each Fund other than the costs of securities and other investments (including brokerage commissions and other transaction charges) purchased or sold for the Funds.

7.   Compensation
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     The Fund Manager will pay to Sub-Adviser, and Sub-Adviser will accept as full compensation for its services rendered hereunder, an investment advisory fee, computed at the end of each month and payable within five (5) business days thereafter, equal to the annual rate of 0.50 % of the average daily net assets of each Fund. All parties to this Agreement do hereby authorize and instruct the Fund's Administrator, Citco-Quaker Fund Services, Inc., or its successor, to provide a calculation each month of the gross amount due the Sub-Advisor and to remit such fee payments directly to Sub-Adviser. In the event that Sub-Adviser's services to a Fund begin or end at a time other than the beginning or end of a month, fees payable to the Sub-Adviser will be prorated for that portion of the month during which services were actually provided.

     During the term of this Agreement, Sub-Adviser may, from time to time, waive receipt of some or all of its fee and/or reimburse a Fund for other expenses incurred by that Fund in order to assist that Fund to maintain a certain overall expense ratio, such expense ratio to be determined by the Sub-Adviser at its discretion. Sub-Adviser is under no obligation to waive receipt of its fees, reimburse a Fund for expenses, or attempt in any manner to maintain any predetermined expense cap. Such actions and/or waivers on the part of Sub-Adviser are entirely voluntary. However, in the event Sub-Adviser does undertake such waivers and/or reimbursements, Sub-Adviser may recover such waived fees and/or reimbursed expenses, at Sub-Adviser's discretion, at any time for a period of thirty-six months subsequent to the time such waiver or reimbursement is made.

8.   Limitation of Liability
     -----------------------

     Sub-Adviser shall not be liable for any error of judgment, mistake of law or for any other loss suffered by a Fund in connection with the performance of this Agreement, except a loss resulting from a breach of Sub-Adviser's fiduciary duty with respect to the receipt of compensation for services or a loss to a Fund resulting from willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

9.   Duration and Termination
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     This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect for two years. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:

     (a) By the vote of a majority of those members of the Board of Directors who are not parties to the Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

     (b) By vote of either the Board of Directors or a majority (as that term is defined in the 1940 Act) of the outstanding voting securities of the Fund(s).

     Notwithstanding the foregoing, this Agreement may be terminated by the Company or by Fund Manager or by Sub-Adviser at any time upon sixty (60) days written notice, without payment of any penalty. Any such termination by the Company must be authorized by vote of the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

10.  Amendment of this Agreement
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     No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act).

11.  Miscellaneous
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     The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

12.  Counterparts
     ------------

     This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

13.  Governing Law
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     This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

14.  Notices
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     Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Company:                      If to the Sub-Adviser:
------------------                      ----------------------

NOAH Investment Trust                   Philadelphia Investment Management Group
975 Delchester Road                     1845 Walnut Street
Wayne, PA  19028                        Philadelphia, PA  19103
Attn:  William Van Alen, Jr.            Attn:  _____________________
Chairman                                Title: ______________________

If to the Fund Manager:
-----------------------

Polestar Management Company
975 Delchester Road
Wayne, PA  19028
Attn:  William Van Alen, Jr.
President

15.  Disclosures
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     Neither the  Company,  the Funds nor the Fund  Manager  shall,  without the written  consent  of  Sub-Adviser,  which  consent  shall  not  be  unreasonably withheld, make representations regarding the Sub-Adviser or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials. The Sub-Adviser shall respond in writing within five (5) business days of any such request for prior written consent and in the event Sub-Adviser does not so respond, Sub-Adviser shall be deemed to have consented to the disclosure document, advertisement, sales literature or other promotional materials submitted to the Sub-Adviser.

16.  Non-Liability of Directors and Shareholders
     -------------------------------------------

     All obligations of the Funds hereunder shall be binding only upon the assets of the Funds and shall not be binding upon any Director, officer, employee, agent or shareholder of the Funds. Neither the authorization of any action by the Directors or shareholders of the Funds nor the execution of this Agreement on behalf of the Funds shall impose any liability upon any Director, officer or shareholder of the Funds.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

Attest:                                 NOAH INVESTMENT GROUP


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By: __________________________          By: William Van Alen, Jr.
Title: Secretary                        Title: Chairman

Attest:                                 POLESTAR MANAGEMENT COMPANY


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By: __________________________          By: William Van Alen, Jr.
Title: _________________________        Title: President

Attest:                                 PHILADELPHIA INVESTMENT
                                        MANAGEMENT GROUP


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By: __________________________          By: __________________________
Title: _________________________        Title: _________________________